Exhibit 99.1

The following information with respect to the ownership of the ordinary shares, par value of $0.00002 per share, of the Issuer by each of the Reporting Persons is provided as of March 20, 2026. The table below is prepared based on 1,126,879,059 ordinary shares outstanding as of March 20, 2026, comprising 1,050,707,618 Class A ordinary shares (excluding 37,862,641 Class A ordinary shares repurchased by the Issuer and not yet cancelled or issued to the Issuer’s depositary bank for bulk issuance of ADSs reserved for future issuances upon the exercise or vesting of awards granted under the Issuer’s Share Incentive Plans) and 76,171,441 Class B ordinary shares.

Reporting Person	Amount beneficially owned in terms of economic interests:	Percent of class*:	Percent of aggregate voting power**:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
Will Wei Chen g	77,421,441 (1)	6.9%	43.2%	97,690,689 (2)	0	77,421,441 (1)	0
Xiaocheng Investments Limited	76,171,441 (3)	6.8%	42.0%	76,171,441 (3)	0	76,171,441 (3)	0

*    The percentage of class of securities is calculated by dividing the number of shares beneficially owned by the Reporting Person in terms of economic interests by the total number of ordinary shares outstanding as of March 20, 2026.

**  The percentage of voting power is calculated by dividing the voting power of the ordinary shares beneficially owned by the Reporting Person by the voting power of all of the Issuer’s holders of Class A ordinary shares and Class B ordinary shares as a single class as of March 20, 2026. Each Class A ordinary share is entitled to one vote per share and each Class B ordinary share is entitled to ten votes per share on all matters submitted to the shareholders for a vote.

(1)	Represents (i) 1,250,000 Class A ordinary shares underlying options exercisable within 60 days after March 20, 2026, and (ii) 76,171,441 Class B ordinary shares held by Xiaocheng Investments Limited over which Mr. Cheng has sole voting and dispositive power as of March 20, 2026. Xiaocheng Investments Limited is beneficially owned by Mr. Cheng through a trust, of which Mr. Cheng is the settlor and Mr. Cheng and his family members are the beneficiaries.

(2)	Represents (i) 1,250,000 Class A ordinary shares underlying options exercisable within 60 days after March 20, 2026, (ii) 76,171,441 Class B ordinary shares held by Xiaocheng Investments Limited over which Mr. Cheng has sole voting and dispositive power as of March 20, 2026, and (iii) 20,269,248 Class A ordinary shares held by certain existing shareholders who have granted voting proxies to Mr. Cheng as of March 20, 2026.

(3)	Represents 76,171,441 Class B ordinary shares held by Xiaocheng Investments Limited over which Mr. Cheng has sole voting and dispositive power as of March 20, 2026.